Medix Resources, Inc.
                Healthcare Staffing - Internet Medical Networks
                     360 South Garfield Street, Suite 400
                            Denver, Colorado  80209
                            -----------------------

Company  contact:                     Investor  Relations:
Medix  Resources,  Inc.               Lippert/Heilshorn  &  Associates,  Inc.
John  P.  Yeros                       Keith  L.  Lippert  (keith@lhai.com)
(303) 393-1515                        (212)  838-3777
Cymedix  Lynx  Corporation            Bruce  Voss  (bruce@lhai.com)
Keith  Berman                         (310)  575-4848
(805)  230-1133

  MEDIX RESOURCES FILES $396 MILLION RICO AND CIVIL THEFT LAWSUIT AGAINST ANDRX
                                  CORPORATION


DENVER (June 3, 1998) - Medix Resources, Inc. (NASDAQ: MDIX) today announced that the Company and its wholly owned subsidiary Cymedix Lynx Corporation (Cymedix) have filed a lawsuit in Hillsborough County, State of Florida District Court against Andrx Corporation (Andrx) (NASDAQ: ADRX) and several of its officers. The suit alleges theft and unlawful appropriation of Cymedix computer medical software for remote online healthcare providers and Cymedix
Internet  medical  communications  technology, commonly referred to as Cymedix
Lynx.

The Company also announced that a separate claim was filed under Florida's Racketeer Influenced and Corrupt Organization Act (RICO) against Andrx, its subsidiary Cybear, Inc. (Cybear) and certain officers of Andrx regarding
computer-related  crimes.    Additionally,  Cymedix  has  entered  claims  of
conversion, misappropriation of trade secrets, civil theft, violation of Florida's Uniform Trade Secrets Act and breach of contract.

Medix Resources is seeking damages in the amount of $396.6 million, representing treble damages on five-year projected income of $132.2 million, suffered by Cymedix as a direct and proximate result of alleged activities conducted by Andrx, Cybear and their officers.

"As a technology company, protection of our intellectual property is of paramount concern to Medix Resources. We will not allow any misappropriation of our recently launched patent-pending and copyright-protected product that has taken several years to develop and refine," said John P. Yeros, chairman of Medix Resources. "We intend to pursue this matter to its conclusion".

The Cymedix Lynx secure internet network offers an unmatched solution to the challenge of moving, sharing and tracking medical data to many sectors of the evolving healthcare system.

"Stealing  of  another's  property  or invention is unconscionable," added Mr.
Yeros.    "The  evidence  against Andrx is striking and has been independently
verified.    We  are  confident  the  courts  will  support  our  claims."

The Company cannot foresee how this matter will proceed, how long it will take to resolve or how its ultimate impact will affect the financial condition of the Company. The Cymedix Lynx program represents a substantial investment by the Company and is expected to be an important source of future income. Litigation can require substantial resources and the investment of substantial management time.

Medix Resources, Inc., through its wholly owned subsidiary Cymedix Lynx Corporation, offers several fully secure patent-pending internet communications products, using an internet commerce business model. The Company's core business also provides skilled nursing, therapy, rehabilitation and other medical personnel for flexible staffing in home care, and in a broad spectrum of healthcare and educational facilities.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release that are not historical facts contain certain forward-looking information with respect to plans, projects and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10-KSB filed with the Securities and Exchange Commission on March 30, 1998, and the Company's Form 10-QSB filed on May 18, 1998.